Press Release
Exhibit 99.1
Numerex Reports Fourth Quarter and Full Year 2012
Financial Results

Operating Earnings improve 68% in Q4 and 60% for the full year
EBITDA increases 43% in Q4 and 28% for the full year

ATLANTA, GA March 18, 2013—Numerex Corp (NASDAQ:NMRX), a leading provider of on-demand and interactive machine-to-machine (M2M) enterprise solutions, today announced financial results for its fourth quarter and full year ended December 31, 2012.

“The Company’s strong performance was driven by the heightened demand for M2M services across several markets, which resulted in a 32% increase in our subscription base in 2012 from the beginning of the year. New milestones were set in the fourth quarter and full year resulting in a significant improvement in several key performance measures,” stated Stratton Nicolaides, chairperson and CEO of Numerex. “The 135,000 net new subscriptions added in the fourth quarter increased our base to nearly 1.9 million subscriptions at year-end resulting in an 18% increase in fourth quarter recurring revenues when compared to fourth quarter of 2011. Operating earnings grew 68% in the fourth quarter and 60% for the full year over comparable periods in 2011. In addition, the Company posted an improvement in EBITDA of 43% in the fourth quarter compared to fourth quarter in 2011, and 28% for the full year compared to EBITDA recorded in full year 2011.”

Financial metrics for the fourth quarter and full year of 2012 include:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011
GAAP Measures Recurring revenue and support ($ millions)	12.0	10.4	44.0	38.6
Gross margin – recurring revenue and support	58.5%	59.6%	58.3%	59.4%
Operating earnings ($ millions)	1.0	0.6	3.2	2.0
Earnings before income taxes ($ millions)	0.9	0.5	2.9	1.8
Non-GAAP Measures Adjusted EBITDA ($ millions)	2.3	2.0	8.0	6.7
EBITDA ($ millions)	1.9	1.4	6.6	5.1
New subscriptions added during period (units)	135,000	93,000	454,000	268,000
Cumulative net subscriptions (units)	1,893,000	1,438,000	1,893,000	1,438,000

Nicolaides continued, “The strategic direction of Numerex is centered on our on-demand and interactive M2M platform capabilities, which we continue to enhance through our internal development initiatives and strategic acquisitions of technology and talent. We have added several new enterprise customers spanning a number of vertical markets during 2012. The successful completion of our offering in January 2013 provides Numerex with additional resources necessary to maintain our leadership position in the M2M industry. We continue to focus our resources on growing our subscription base that generates our high-margin recurring service revenue and enter 2013 with a record pace of subscription growth and with solid momentum. As a result, we expect to grow our subscription base during 2013 within a range of 27% to 32%, which we anticipate will deliver an 18% to 23% growth rate in subscription-based recurring revenue. The Company remains committed to delivering innovative solutions while improving the efficacy of our cloud-based M2M platforms. We expect the recent purchases of intellectual property to enhance our overall capabilities.”

Fourth Quarter Financial Highlights:

•	The Company added a record 135,000 net new subscriptions in the fourth quarter of 2012, an increase of 45% compared to the 93,000 net new subscriptions added in the same quarter in 2011.

•
Recurring revenue derived from subscriptions grew 18.0% in the fourth quarter of 2012 compared to the fourth quarter of 2011 and 7.3% sequentially from the third quarter of 2012, reflecting an annualized growth rate of 29.2%.

•
Gross margin generated by recurring revenue and support in the fourth quarter of 2012 was 58.5% compared to 59.6% recorded in the same period in 2011. Embedded device and hardware margin declined to 6.7% in the fourth quarter of 2012 compared to 16.8% in the same period in 2011. This decline was primarily driven by promotional costs associated with the introduction of new products.

•
The Company reported earnings before income taxes for the fourth quarter of 2012 of $0.9 million, compared to earnings before income taxes of $0.5 million for the same period in the prior year, an improvement of 72%.

•
Fourth quarter 2012 earnings before interest, taxes, depreciation and amortization, or EBITDA, was $1.9 million compared to $1.4 million in the fourth quarter of 2011, reflecting an improvement of 43%. This includes non-cash compensation of $305,000, acquisition-related costs of approximately $90,000, and the impact of aggressive promotional costs associated with new product introductions in the fourth quarter. Adjusted EBITDA, which excludes non-cash compensation and one-time acquisitions costs, was $2.3 million for the fourth quarter and $8.0 million for the full year.

•
Total operating expenses for the fourth quarter of 2012 were $6.5 million compared to $6.4 million in the fourth quarter of 2011. These expenses include depreciation and amortization (D&A) charges of $956,000 and $774,000 in the fourth quarters of 2012 and 2011, respectively. The increase in D&A was primarily the result of amortization associated with the acquisition completed at the beginning of October 2012 as well as amortization of additional capitalized software development costs. Other overheads during the fourth quarter of 2012 for sales, marketing, engineering, development and general expenses were lower than in the same period in 2011.

•
Operating earnings of $1.0 million recorded in fourth quarter of 2012 increased by 68% compared to the $0.6 million reported during the same period in 2011. When operating earnings is adjusted for one-time acquisition costs and the increases in D&A, operating earnings was approximately $1.3 million.

•
As of December 31, 2012, Numerex reported cash of $4.9 million and long-term debt of $6.0 million. The company used $0.1 million in net cash from operations for the fourth quarter of 2012, compared to generating $0.4 million during the fourth quarter of 2011.

•
Subsequent to the end of the quarter, Numerex completed an underwritten public equity offering on January 23, 2013, which generated net proceeds of approximately $28.1 million after the deduction of underwriting discounts and fees. To date, proceeds have been used to retire all outstanding bank debt and to fund the acquisition of the AVID transaction, announced in February of 2013. As recently noted, the Company’s current cash balance is approximately $25 million.

Full Year 2012 Financial Highlights:

•
The Company added a record 454,000 new subscriptions in the full year 2012, an increase of 68% compared to 268,000 new subscriptions added in 2011.  Total subscriptions increased 32% to 1.9 million at the end of 2012 compared to 1.4 million at the end of 2011. The average cost of acquiring a net new subscription in 2012 was approximately $19.46 compared to $34.28 in 2011, a 43% reduction in acquisition cost per subscription.

•
Total revenue for the full year 2012 was $66.7 million, an increase of 14.4% on a year-over-year basis.  Recurring revenue derived from subscriptions grew 16.5% year over year to $43.0 million from  $36.9 million recorded in 2011. Embedded device and hardware revenue was $22.7 million in 2012 compared to $19.7 million recorded in the same period last year.

•
Gross profit for the full year 2012 was $28.8 million compared to $26.2 million during the same period last year. Gross profit as a percentage of total revenue was 43.2% compared to 44.9% in 2011. The year-over-year decrease in gross margin is primarily due to higher embedded device and hardware revenue recorded during the year, which carry a significantly lower margin, and new product promotional costs that impacted gross profit. During the year, gross profit generated by recurring and support service revenues was 58.3% compared to 59.4% in 2011.

•
Operating earnings for 2012 was $3.2 million compared to $2.0 million for 2011, a 60% improvement, and net earnings of $7.5 million for 2012 compared to $1.9 million for 2011. Diluted earnings per share for 2012 was $0.47, based on 16.0 million weighted average shares outstanding, compared to diluted earnings per share of $0.12, based on 15.7 million weighted average diluted shares outstanding for the same period last year. Net earnings during 2012 included $4.6 million related to the release of the Company’s valuation allowance against certain deferred tax assets. Excluding this tax valuation allowance, net earnings for 2012 were $2.9 million, an improvement of  60%.

•	The Company generated $1.6 million in net cash from operations for the full year 2012, compared to a use of cash of $1.2 million during 2011.

2012 Operational Highlights:

•
Completed the development of its suite of network services to enable wireless connectivity across disparate wireless networks and technologies. The Company offers managed, cloud-based M2M solutions, which integrate a variety of cellular, satellite and other wireless options together with voice services, automated activation and provisioning, fraud detection and policy management.

•
Implemented state-of-the-art network messaging infrastructure for the Company's wireless services and internet backhaul that strengthened our data redundancy, security, and back-up capabilities to ensure service reliability and availability as we expand geographically and extend our services to new vertical markets.

•	Completed the development of the Numerex next-generation device management and customer portal 3.0 that improves the Company's device management capabilities.

•
Unveiled Numerex new Location-Based Services (LBS) platform, which provides enterprises with secure, scalable solutions for monitoring, tracking and recovering a wide variety of mobile assets. This new platform addresses the needs of agriculture, transportation, construction and many other industries seeking to rapidly implement cost-effective tracking and monitoring solutions for mobile or semi-mobile assets.

•
Launched a complete portfolio of supply chain solutions, which includes all the necessary components – sensors, network elements, mobility and enterprise management interfaces – to deliver a single source solution that can be integrated into a customer's Enterprise Resource Planning (ERP) system.

•
Introduced through its security subsidiary a series of innovative products, capabilities and services for the industry such as the first 4G-enabled alarm communicator, a universal broadband communicator, as well as remote control services for alarm systems over secure cellular communications.

•
Announced the acquisition of certain assets, technology, and intellectual property - including a portfolio of patents - that will support and widen its M2M platform capabilities in real-time monitoring of critical assets and events.  It is expected that these added capabilities will rapidly expand Numerex's range of critical monitoring services, addressing the needs of several vertical sectors including remote monitoring and access control, alarm security, and emergency services.

•	Received Frost & Sullivan's 2012 Enabling Technology Award recognizing the Company's "unmatched innovation and strategic partnerships to create M2M solutions."

Quarterly Conference Call
Numerex will discuss its quarterly results via teleconference today at 9:00 a.m. Eastern Time. Please dial (877) 551-8082 or, if outside the U.S. and Canada, (904) 520-5770 to access the conference call at least five minutes prior to the 9:00 a.m. ET start time. A live webcast and replay of the call will also be available at http://www.numerex.com under the Investor Relations section.  An audio replay will be available via the Numerex web site beginning two hours after the call end.  You can also listen to a replay of the call by dialing (888) 284-7564 or (904) 596-3174 if outside the U.S. and Canada and entering code number 2978511.

About Numerex
Numerex Corp (NASDAQ: NMRX) is a leading provider of interactive and on-demand machine-to-machine (M2M) technology and service, offered on a subscription basis, used in the development and support of M2M solutions for the enterprise and government markets worldwide. The Company offers Numerex DNA® that may include hardware and smart Devices, cellular and satellite Network services, and software Applications that are delivered through Numerex FAST® (Foundation Application Software Technology). In addition, business services are offered to enable the development of efficient, reliable, and secure solutions while accelerating deployment. Numerex is ISO 27001 information security-certified, highlighting the Company's focus on M2M data security, service reliability, and round-the-clock support of its customers' M2M solutions. For additional information, please visit www.numerex.com.

This press release contains, and other statements may contain, forward-looking statements with respect to Numerex future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding growth trends and activities. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "assume," "strategy," "plan," "outlook," "outcome," "continue," "remain," "trend," and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may," or similar expressions. Numerex cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. These forward-looking statements speak only as of the date of this press release, and Numerex assumes no duty to update forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements and future results could differ materially from historical performance.

The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: our inability to reposition our platform to capture greater recurring service revenues; the risks that a substantial portion of our revenues are derived from contracts that may be terminated at any time; the risks that our strategic suppliers materially change or disrupt flow of products and/or services; variations in quarterly operating results; delays in the development, introduction, integration and marketing of new machine-to-machine (M2M) products and services; customer acceptance of services; economic conditions resulting in decreased demand for our products and services; the risk that our strategic alliances and partnerships and/or wireless network operators will not yield substantial revenues; changes in financial and capital markets, and the inability to raise growth capital; the inability to attain revenue and earnings growth in our data business; changes in interest rates; inflation; the introduction, withdrawal, success and timing of business initiatives and strategies; competitive conditions; the inability to realize revenue enhancements; and extent and timing of technological changes. Numerex SEC reports identify additional factors that can affect forward-looking statements.

-continued-

Numerex Corp.
Condensed Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)
	Three Months Ended		Period to Period			Twelve Months Ended		Period to Period
	December 31,		Change			December 31,		Change
	2012	2011		$	%	2012	2011		$ %
Net revenues:
M2M Services
Recurring revenue and support	$11,986	$10,366	$1,620		16%	$44,043	$38,649	$5,394	14%
Embedded devices & hardware	6,203	4,801	1,402		29%	22,697	19,711	2,986	15%
Total net revenues:	18,189	15,167	3,022		20%	66,740	58,360	8,380	14%
Cost of recurring subscription and support	4,970	4,191	779		19%	18,358	15,697	2,661	17%
Cost of embedded devices & hardware	5,788	3,994	1,794		45%	19,580	16,461	3,119	19%
Gross Profit	7,431	6,982	449		6%	28,802	26,202	2,600	10%
	41%	46%				43%	45%
Sales and marketing expenses	2,060	2,471	(411)		-17%	8,662	9,169	(507)	-6%
General, administrative and legal expenses	2,727	2,409	318		13%	10,395	9,197	1,198	13%
Engineering and development expenses	716	749	(33)		-4%	3,183	2,726	457	17%
Depreciation and amortization	956	774	182		24%	3,370	3,114	256	8%
Operating earnings	972	579	393		68%	3,192	1,996	1,196	60%
Interest expense	(121)	(81)	(40)		49%	(337)	(214)	(123)	57%
Other (expense) income	(3)	-	(3)	nm		14	16	(2)	-13%
Earnings before tax	854	498	356		70%	2,869	1,798	1,071	60%
Provision (benefit) for income tax	(94)	(194)	100		47%	(4,634)	(56)	(4,578)	nm
Net earnings	$948	$692	$256		37%	$7,503	$1,854	$5,649	nm

Basic earnings per common share	$0.06	$0.05				$0.49	$0.12
Diluted earnings per common share	0.06	0.04				0.47	0.12
Number of shares used in per share calculation
Basic	15,571	15,109				15,412	15,055
Diluted	16,249	15,657				16,013	15,710

NUMEREX CORP.
Consolidated Balance Sheets
(In thousands)
	December 31,	December 31,
	2012	2011

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,948	$9,547
Restricted cash	-	221
Accounts receivable, less allowance for doubtful
accounts of $383 and $236	9,381	6,846
Financing receivable	512	165
Inventory net of provision of $362 and $578	7,503	7,057
Prepaid expenses and other current assets	1,511	957
TOTAL CURRENT ASSETS	23,855	24,793

Property and equipment, net	2,964	1,252
Software, net	4,506	3,388
Other intangibles, net	6,154	4,901
Goodwill, net	26,367	23,787
Financing receivables - non current	1,329	498
Deferred tax asset - long term	4,626	-
Other assets - long term	2,698	2,809
TOTAL ASSETS	$72,499	$61,428

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$7,679	$8,239
Other current liabilities	880	1,392
Note payable	2,286	1,200
Deferred revenues	1,824	1,317
Obligations under capital leases	-	237
TOTAL CURRENT LIABILITIES	12,669	12,385

LONG TERM LIABILITIES
Note payable - non current	6,008	4,500
Other long term liabilities	679	346
TOTAL LIABILITIES	19,356	17,231

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock - no par value; authorized 3,000; none issued	-	-
Class A common stock - no par value, authorized 30,000;
issued 17,171 and 16,691 shares;
outstanding 15,610 and 15,143 shares	-	-
Class B common stock – no par value; authorized 5,000; none issued	-	-
Additional paid-in-capital	68,072	66,634
Treasury stock, at cost, 1,562 shares	(8,136)	(8,136)
Accumulated other comprehensive earnings (loss)	(8)	(13)
Accumulated deficit	(6,785)	(14,288)
TOTAL SHAREHOLDERS' EQUITY	53,143	44,197
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$72,499	$61,428

Reconciliation of Non-GAAP net income

The following table reconciles non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP). These non-GAAP financials use net earnings before non-cash items as an additional measure of our operating performance.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, GAAP financial measures, which should be considered as the primary financial metrics for evaluating our financial performance. Significantly, non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. Instead, they are based on subjective determinations by management designed to supplement our GAAP financial measures. They are subject to a number of important limitations and should be considered only in conjunction with our consolidated financial statements prepared in accordance with GAAP.  Accordingly, investors should exercise caution when evaluating our non-GAAP financial measures.

Despite these limitations, we believe our non-GAAP financial measures provide meaningful supplemental information about our operating results, primarily because they exclude non-cash items that we do not believe are indicative of the ongoing operating performance of our business. Although these items should properly be considered in our GAAP financial measures, we believe they should be excluded when evaluating our current operating performance.

The following table reconciles the specific items excluded from GAAP in the calculation of Adjusted EBITDA for the periods indicated below:

Reconciliation of Non-GAAP Measures
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Net earnings	$948	$692	$7,503	$1,854
Depreciation and amortization	956	774	3,370	3,114
Interest expense and other, net	118	81	322	198
Income tax	(94)	(194)	(4,634)	(56)
EBITDA	$1,928	$1,353	$6,561	$5,110
Non-cash compensation	305	436	1,388	1,231
One time Acquisition Costs	90		100
Litigation related legal fees		169		338
Adjusted EBITDA	$2,323	$1,958	$8,049	$6,679

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